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                                                                EXHIBIT 23.4


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in the Proxy Statement and Prospectus of Employee Benefit Plans, Inc. and First Financial Management Corporation, which is made a part of the Registration Statement on Form S-4 of First Financial Management Corporation for the registration of its common stock, of our report dated February 3, 1995, with respect to the consolidated financial statements of First Data Corporation included in the Current Report on Form 8-K of First Financial Management Corporation dated July 25, 1995.



                                                    ERNST & YOUNG LLP



New York, New York
September 15, 1995